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TO BUSINESS AND TECHNOLOGY EDITORS:


               AMAZON.COM ACQUIRES TWO LEADING INTERNET COMPANIES

   INNOVATORS PLANETALL AND JUNGLEE TO ENRICH CUSTOMERS' E-COMMERCE EXPERIENCE

SEATTLE, Aug. 4 /PRNewswire/ -- Leading online retailer Amazon.com, Inc. (NASDAQ: AMZN), today announced the signing of definitive agreements to acquire two innovative Internet companies to enrich its e-commerce experience for customers.

        In separate transactions Amazon.com has agreed to acquire:

        o PlanetAll, based in Cambridge, Mass., which provides a unique Web-based address book, calendar, and reminder service at http://www.PlanetAll.com. PlanetAll has 1.5 million members, and thousands of new members are joining each day to use the secure, free service to organize and automatically update information about friends, business associates, relatives, and alumni.

        o Junglee Corp., based in Sunnyvale, Calif., the leading provider of advanced Web-based virtual database (VDB) technology that can help shoppers find millions of products on the Internet.

        "PlanetAll is the most innovative use of the Internet I've seen," said Amazon.com founder and CEO Jeff Bezos. "It's simply a breakthrough in doing something as fundamental and important as staying in touch. The reason PlanetAll has over 1.5 million members -- and is growing even faster than the Internet -- is simple: it creates extraordinary value for its users. I believe PlanetAll will prove to be one of the most important online applications."

        PlanetAll is not only the best way to keep in touch with business associates and friends but also to get back in touch with old friends. Users have complete control over their own contact information and decide what information they want to share with others on a person-by-person basis. PlanetAll's service is compatible with personal information managers (PIMs) and personal digital assistants (PDAs), such as Microsoft Outlook and 3Com Palm Pilot.

        "PlanetAll's goal is to make staying in touch with friends and business contacts effortless," said Jim Savage, CEO of PlanetAll. "Amazon.com allows us to take the vision of PlanetAll's founders, Warren Adams and Brian Robertson, to an even larger audience. We're thrilled to join Amazon.com's world-class team that cares as deeply as we do about providing meaningful services that enrich people's lives."

           "As an investor and partner, we recognized early on that this technology has enormous promise with widespread applicability," said Bob Davis, CEO of Lycos, which holds a stake in PlanetAll. "We look forward to continuing to provide PlanetAll's secure and feature-rich service to Lycos users."

           PlanetAll has integrated its service within the sites of a number of Internet leaders, including Lycos and GeoCities, as well as numerous universities and


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professional associations. Amazon.com intends to operate PlanetAll as a wholly owned subsidiary located in Cambridge. Savage and the two cofounders will remain with the company.

        Junglee has developed breakthrough database technology that can dramatically enhance customers' ability to discover and choose from among millions of products online. To date, two of the markets Junglee has targeted have been online retailing and online recruitment. Junglee's customers and partners in these markets include Yahoo!, Compaq, Snap!, six of the top seven newspaper companies, and many other new-media companies. All founders of Junglee will remain with the company.

        "Junglee has assembled an extraordinary team of people," Bezos said. "Together we'll empower customers to find and discover the products they want to buy."

        "This is a significant opportunity for all of us at Junglee to extend our technology well beyond our current base," said Ram Shriram, President and COO of Junglee. "With Amazon.com, we can address the larger challenges of e-commerce sooner -- and on a broader scale -- than we could have alone."

        Amazon.com will acquire 100 percent of the outstanding shares and assume all outstanding options of Junglee and PlanetAll in exchange for equity having an aggregate value of approximately $280 million. Amazon.com will issue approximately 800,000 shares and assume all outstanding options in connection with the acquisition of PlanetAll and anticipates accounting for this transaction as a pooling of interests. Amazon.com will issue approximately 1.6 million shares and assume all outstanding options in connection with the acquisition of Junglee and anticipates accounting for this transaction under the purchase method of accounting. Each transaction is expected to close within the quarter, subject to customary closing conditions.

About Amazon.com

        Amazon.com, Inc., offers more than 3 million book, music, and other titles, plus easy-to-use search and browse features, secure credit card payment, personalized recommendations, and direct shipping. Amazon.com has virtually unlimited online shelf space to offer customers a vast selection easily accessed through an efficient search-and-retrieval interface, as well as streamlined ordering through 1-Click (SM) technology. Amazon.com pioneered the concept of syndicated selling on the Internet and has more than 100,000 members in its Associates Program, including AOL.com, Yahoo!, Netscape, Excite, the AltaVista Search Service, the @Home Network, and iVillage.

About PlanetAll

        PlanetAll provides a unique Web-based address book, calendar, and reminder service at http://www.PlanetAll.com. PlanetAll has 1.5 million members, and thousands of new members are joining each day to use the secure, free service to organize and automatically update information about friends, business associates, relatives, and alumni. The service was launched in November 1996, and its investors include CMG @Ventures, Arts Alliance, Lycos, and Puma Technology.

About Junglee

        Founded in June 1996, Junglee Corp.'s breakthrough virtual database
(VDB) technology is based on award-winning doctoral research by the company's founders at Stanford University. Junglee's first deployment was CareerPost.com, the Washington Post Company's online recruitment site, in January 1997. Junglee carries more than 15

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million items in the Junglee Shopping Guide and over 90,000 job listings in its
Job Canopy.

        This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, Amazon.com's limited operating history, the unpredictability of its future revenues, and risks associated with capacity constraints, management of growth, new business opportunities, international expansion and business combinations. More information about factors that potentially could affect Amazon.com's financial results is included in the company's Annual Report on Form 10-K for the year ended December 31, 1997, and quarterly report on Form 10-Q for the quarter ended March 31, 1998, both filed with the Securities and Exchange Commission.

        Amazon.com, Earth's Biggest Bookstore, and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc. All other names mentioned herein may be trademarks of their respective owners.

        -0-

        Note to Editors: Members of the news media may participate in a conference-call demonstration of PlanetAll.com at 11:00 a.m. EDT today, August
4. Call (888) 618-8003 and request Conference No. 3234077. Please go to http:///www.planetall.com in preparation for the demonstration.

        /CONTACT: Bill Curry, Amazon.com, (206) 834-7180/


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